CERTIFICATE OF INCORPORATION

                                       OF

                           COMCAST LCI HOLDINGS, INC.



          FIRST: The name of the corporation is:

                           Comcast LCI Holdings, Inc.

          SECOND: The address of its registered office in the State of Delaware is: 1201 N. Market Street, Suite 2201, Wilmington, New Castle County, Delaware, 19801. The name of its registered agent at such address is:
     COMCAST CAPITAL CORPORATION.

          THIRD: The nature of the business or purposes to be conducted or promoted is:

          To have unlimited power to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOURTH: The total number of shares of stock which the corporation shall have authority to issue is: 1,000 shares of common stock, par value $.01 per share.

          FIFTH: The name and mailing address of the incorporator is as follows:

          Name                              Address

          Brian J. Curtis                   1201 Market Street
                                            Wilmington, DE 19801

          SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the corporation.

          SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

          EIGHTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the


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     Delaware Code or on the  application  of trustees in  dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

          NINTH: A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this shall not exempt a director from liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which a director derived an improper personal benefit. In the case of any change in Delaware law which expands the liability of directors, the limited liability of directors shall continue as theretofore to the extend permitted by law; in the case of any change in Delaware law which permits the corporation, without the requirement of any further action by the stockholders or directors of the corporation, to limit further the liability of directors, then such liability thereupon shall be so limited to the extend permitted by law.

          IN WITNESS WHEREOF, I have hereunto set my hand this 8th day of November, 1999.


                                            /s/ Brian J. Curtis
                                            ---------------------
                                            Brian J. Curtis, Sole Incorporator
                                            1201 Market Street - Suite 2201
                                            Wilmington, DE  19801


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